Exhibit 99.2

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 TEL: (415) 738-6500 FAX: (415) 738-6501

Digital Realty Announces Redemption of 4.750% Guaranteed Notes due 2023

San Francisco, CA – September 14, 2020 – Digital Realty (NYSE: DLR), a leading global provider of cloud- and carrier-neutral data center, colocation and interconnection solutions, announced today that Digital Stout Holding, LLC, a wholly owned subsidiary of Digital Realty’s operating partnership, has given notice of its intention to redeem all of its outstanding 4.750% Guaranteed Notes due 2023, pursuant to its option under the indenture governing the 4.750% notes, dated as of April 1, 2014. The redemption date is October 14, 2020, and the applicable redemption price is equal to par plus a make-whole premium, plus accrued and unpaid interest thereon to, but not including, the redemption date. As of the date hereof, there was £300,000,000 aggregate principal amount of the 4.750% notes outstanding. Deutsche Trustee Company Limited is the trustee and Deutsche Bank AG, London Branch is the paying agent for 4.750% notes.

About Digital Realty

Digital Realty supports the data center, colocation and interconnection strategies of customers across the Americas, EMEA and APAC, ranging from cloud and information technology services, communications and social networking to financial services, manufacturing, energy, healthcare and consumer products.

For Additional Information

Andrew P. Power

Chief Financial Officer

Digital Realty

(415) 738-6500

Investor Relations

John J. Stewart

Digital Realty

(415) 738-6500

investorrelations@digitalrealty.com

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing of the redemption. For a list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.